Exhibit 99.1

Contact:	Joel S. Marcus
Chairman, Chief Executive Officer, & Founder
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.

Reports

First Quarter Ended March 31, 2013

Financial and Operating Results

FFO Per Share – Diluted, of $1.11, Up 3%, for the Three Months Ended 1Q13 Over 1Q12

AFFO Per Share – Diluted of $1.08, Up 6%, for the Three Months Ended 1Q13 Over 1Q12

EPS – Diluted of $0.36, Up 20%, for the Three Months Ended 1Q13 Over 1Q12

Total Revenues of $150.4 Million, Up 11%, for the Three Months Ended 1Q13 Over 1Q12

NOI from Continuing Operations of $105.2 Million, Up 10%, for the Three Months Ended 1Q13 Over 1Q12

PASADENA, CA. – April 29, 2013 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced financial and operating results for the first quarter ended March 31, 2013.

First Quarter Ended March 31, 2013, Highlights

Results

•                   Funds from operations (“FFO”) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the three months ended March 31, 2013, was $1.11 per share, up 3%, compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, for the three months ended March 31, 2012, of $1.08 per share.

•                   Adjusted funds from operations (“AFFO”) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the three months ended March 31, 2013, was $1.08 per share, up 6%, compared to AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the three months ended March 31, 2012, of $1.02 per share

•                   Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the three months ended March 31, 2013, was $0.36 per share, up 20%, compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the three months ended March 31, 2012, of $0.30 per share

Core Operating Metrics

•                   Total revenues were $150.4 million, up 11%, for the three months ended March 31, 2013, compared to total revenues for the three months ended March 31, 2012, of $135.7 million

•                   Net operating income (“NOI”) was $105.2 million, up 10%, for the three months ended March 31, 2013, compared to NOI for the three months ended March 31, 2012, of $95.3 million

•                   Investment-grade client tenants represented 46% of total annualized base rent (“ABR”)

•                   Investment-grade client tenants represented 78% of top 10 client tenants’ ABR

•                   Operating margins remained steady at 70% for the three months ended March 31, 2013

•                   Annual rent escalations in 96% of leases

•                   Same property net operating income increased by 8.8% and 0.4% on a cash and GAAP basis, respectively, for the three months ended March 31, 2013, compared to same property net operating income for the three months ended March 31, 2012

•                   Solid leasing activity during the three months ended March 31, 2013

•                   Executed 44 leases for 703,000 rentable square feet (“RSF”), including 457,000 RSF of development and redevelopment space

•                   RSF of remaining expiring leases in 2013 are modest at 4.1% of total RSF

•                   Rental rate increase of 5.9% and 12.7% on a cash and GAAP basis, respectively, on renewed/re-leased space

•                   Key life science space leasing

•                   ARIAD Pharmaceuticals, Inc. leased 244,000 RSF in the Greater Boston market

•                   Onyx Pharmaceuticals, Inc. leased 107,250 RSF in the San Francisco Bay Area market

•                   Occupancy of 94.2% for North America operating properties as of March 31, 2013, and occupancy of 91.8% for North America operating and redevelopment properties as of March 31, 2013, compared to occupancy of 94.6% for North America operating properties as of December 31, 2012, and occupancy of 91.6% for North America operating and redevelopment properties as of December 31, 2012

Value-Added Opportunities and External Growth

During the three months ended March 31, 2013, we executed leases aggregating 355,000 and 102,000 RSF, respectively, related to our development and redevelopment projects.

Our initial stabilized yield on a cash basis reflects cash rents at date of stabilization and does not reflect contractual rent escalations beyond the stabilization date.  Our cash rents related to our value-added projects are expected to increase over time and our average stabilized cash yields are expected, in general, to be greater than our initial stabilized yields.  Initial stabilized yield is calculated as the quotient of the estimated amounts of NOI and our investment in the property at stabilization (“Initial Stabilized Yield”).

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

First Quarter Ended March 31, 2013, Financial and Operating Results

(Tabular dollar amounts in thousands, except per square foot amounts)

(Unaudited)

Development commencements

The following table summarizes the commencement of key development projects:

				Investment			Initial
	Commencement		Pre-Leased	at		Cost Per	Stabilized Yield		Key
Address/Market	Date	RSF	%	Completion	(1)	RSF	Cash	GAAP	Client Tenant
Development
75/125 Binney Street/Greater Boston	January 2013	386,275	63%	$351,439		$910	8.0%	8.2%	ARIAD Pharmaceuticals, Inc.
269 East Grand Avenue/San Francisco Bay Area	March 2013	107,250	100%	$51,300		$478	8.1%	9.3%	Onyx Pharmaceuticals, Inc.

(1)             See page 4 for additional details on current assumptions included in our guidance for funding the cost to complete the development of 75/125 Binney Street.

Balance Sheet Strategy and Significant Milestones

•                   Balance sheet strategy continues to focus on our leverage of net debt to adjusted EBITDA of approximately 6.5x targeted by December 31, 2013, by funding our significant Class A development and redevelopment projects in top life science cluster locations with leverage-neutral sources of capital and with the continuing execution of our asset recycling program.  Our leverage will reflect periodic increases and decreases quarter to quarter as we execute and deliver our construction projects and execute our capital plan, including our asset sales program.  See “Sources and Uses” table on page 4 for additional information.  Our strategy to improve leverage includes:

•                         Growth in annualized EBITDA from the fourth quarter 2012 to the fourth quarter 2013 due primarily to the completion of significant value-added projects; 93% leased

•                         Asset recycling program to monetize non-strategic income-producing and non-income-producing assets will reduce outstanding debt and provide funds for reinvestment into Class A, CBD, and urban locations in close proximity to leading academic medical research centers

•                   Sold $124.3 million of income-producing assets during the three months ended March 31, 2013; assets sold in first quarter of 2013 generated a weighted-average unlevered internal rate of return of 11% during our ownership period

•                   Sales of $209 million to $259 million of non-income-producing assets targeted for remainder of the year ended December 31, 2013

•                   $45 million of non-income-producing asset sales under negotiation

•                   $60 million to $70 million projected partial sale of an interest in the ground-up development of 75/125 Binney Street

•                   $104 million to $144 million to be identified in the near term

•                   Minimizing the issuance of common equity to achieve net debt to adjusted EBITDA of approximately 6.5x targeted by December 31, 2013

•                   Liquidity available under unsecured senior line of credit and from cash and cash equivalents was approximately $1.0 billion as of March 31, 2013

•                   Unhedged variable rate debt as a percentage of total debt of less than 18% targeted by December 31, 2013

As of March of 2013, we have completed all significant sales of income-producing assets targeted for 2013.  The following table presents our completed real estate asset sales during the three months ended March 31, 2013:

					Annualized		Sales	Gain/
			Date		GAAP	Sales	Price	(Loss)	Unlevered
Description	Date of Purchase	Location	of Sale	RSF	NOI (1)	Price	per RSF	on Sale (2)	IRR (3)
Sales completed in 1Q13
1124 Columbia Street	May 1996	Seattle - First Hill	January 2013	203,817	$6,802	$42,600	$209	$–	11.9%

25/35/45 West Watkins Mill Road 1201 Clopper Road	October 1996 May 1998	Suburban Washington, D.C. - Gaithersburg	February 2013	282,523	$7,795	41,400	$147	$53	11.2

One Innovation Drive 377 Plantation Street 381 Plantation Street	January 1999 September 1998 March 1999	Greater Boston - Route 495/Worcester	February 2013	300,313	$6,605	40,250	$134	$(392)	9.6
Total/weighted average						$124,250			11.0%

Sales completed in 2Q13
702 Electronic Drive	June 1998	Pennsylvania	April 2013	40,171	$438	$4,362	$109	$268	10.0%
Total/weighted average						$4,362			10.0%

(1)             Annualized using actual year-to-date results as of the quarter ended prior to date of sale or March 31, 2013.

(2)             Excludes impairment charges aggregating $11.4 million recognized during the year ended December 31, 2012.

(3)             See definition of Unlevered IRR in Non-GAAP Measures section on page 12.

In addition to the asset sales completed in the table above, we have targeted the sale of non-income-producing assets ranging from $209 million to $259 million in 2013.  See page 3 for additional information.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	2

ALEXANDRIA REAL ESTATE EQUITIES, INC.

First Quarter Ended March 31, 2013, Financial and Operating Results

(Unaudited)

GUIDANCE

Earnings outlook

Based on our current view of existing market conditions and certain current assumptions, we have updated guidance for earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted and FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted for the year ended December 31, 2013, as set forth in the table below.  The table below provides a reconciliation of FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, a non-GAAP measure, to earnings per share, the most directly comparable GAAP measure and other key assumptions included in our guidance for the year ended December 31, 2013.

Guidance for the Year Ended December 31, 2013	Reported on April 29, 2013	Reported on February 7, 2013
Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.43 to $1.59	$1.41 to $1.61
Depreciation and amortization	$2.95 to $3.11	$2.93 to $3.13
Loss on sale of real estate	$0.01	–
Other	$(0.01)	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$4.46 to $4.62	$4.44 to $4.64

Key projection assumptions:
Same property net operating income growth – cash basis	4% to 7%	4% to 7%
Same property net operating income growth – GAAP basis	Up to 3%	0% to 3%
Rental rate steps on lease renewals and re-leasing of space – cash basis	Up to 2%	Flat to slightly positive
Rental rate steps on lease renewals and re-leasing of space – GAAP basis	Up 5% to 10%	Up 5% to 10%
Occupancy percentage for all operating properties at December 31, 2013	93.9% to 94.3%	93.9% to 94.3%
Straight-line rents	$24 to $26 million	$24 to $26 million
Amortization of above and below market leases	$3 to $4 million	$3 to $4 million
General and administrative expenses	$48 to $51 million	$48 to $51 million
Capitalization of interest	$47 to $53 million	$47 to $53 million
Interest expense, net	$74 to $84 million	$74 to $84 million
Net debt to adjusted EBITDA for the annualized three months ended December 31, 2013	6.5x	6.5x
Fixed charge coverage ratio for the annualized three months ended December 31, 2013	2.9x to 3.0x	2.9x to 3.0x

On a short-term basis, our unhedged variable rate debt as a percentage of total debt may range up to 30%. Our strategy is to have unhedged variable rate debt available for repayment as we issue unsecured senior notes payable, extend our maturity profile, transition variable rate debt to fixed rate debt, and enhance our long-term capital structure.  Our unhedged variable rate debt as a percentage of total debt is targeted to decrease to less than 18% by December 31, 2013.

Monetization of non-income-producing assets

Non-income-producing assets as a percentage of our gross investments in real estate is targeted to decrease to a range of 15% to 17% by December 31, 2013.  As of March 31, 2013, we had approximately $579 million and $141 million of construction in progress related to our five North American development and seven North American redevelopment projects, respectively.  The completion of these projects, along with recently delivered projects, certain future projects, and contributions from same properties, is expected to contribute significant increases in rental income, NOI, and cash flows.  Operating performance assumptions related to the completion of our North American development and redevelopment projects, including the timing of initial occupancy, stabilization dates, and Initial Stabilized Yields, are included on pages 5 and 6.  Certain key assumptions regarding our projections, including the impact of various development and redevelopment projects, are included in the tables above and on the following page.

The completion of our development and redevelopment projects will result in increased interest expense and other direct project costs, because these project costs will no longer qualify for capitalization and these costs will be expensed as incurred.  Our projection assumptions for depreciation and amortization, general and administrative expenses, capitalization of interest, interest expense, net, and NOI growth are included in the tables on this page and are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking Statements” section of Part I, the “Risk Factors” section of Item 1A, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under Item 7, of our annual report on Form 10-K for the year ended December 31, 2012.  To the extent our full year earnings guidance is updated during the year, we will provide additional disclosure supporting reasons for any significant changes to such guidance.  Further, we believe NOI is a key performance indicator and is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.

Our guidance for 2013 includes the following targeted sales of non-income-producing assets (in millions):

	2013 Non-Income-Producing Asset Sales
	Identified	TBD	Total
2013 non-income-producing asset sales initially targeted for 4Q12 closing
Book value of land subject to sale negotiations	$34	$–	$34
Subtotal	34	–	34

2013 non-income-producing asset sales initially projected on December 5, 2012
Book value of land subject to sale negotiations	11	–	11
Projected proceeds from the partial sale of the 75/125 Binney Street project (1)	60 - 70	–	60 - 70
Future non-income-producing asset sales expected to be identified in the next several months	–	104 - 144	104 - 144
Subtotal	71 - 81	104 - 144	175 - 225

Total 2013 non-income-producing asset sales target	$105 - 115	$104 - 144	$209 - 259

(1)             See further details regarding our guidance related to our projected unconsolidated joint venture on page 4.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	3

ALEXANDRIA REAL ESTATE EQUITIES, INC.

First Quarter Ended March 31, 2013, Financial and Operating Results

(Unaudited)

Sources and uses of capital

We expect that our principal liquidity needs for the year ended December 31, 2013, will be satisfied by the following multiple sources of capital as shown in the table below.  There can be no assurance that our sources and uses of capital will not be materially higher or lower than these expectations.  Our liquidity available under our unsecured senior line of credit and from cash and cash equivalents was approximately $1.0 billion as of March 31, 2013.

	Reported on April 29, 2013				Reported on February 7, 2013
Sources and Uses of Capital for the Year Ended December 31, 2013 (in millions)	Completed	Projected		Total	Total
Sources of capital:
Net cash provided by operating activities less dividends (1)	$34	$96 - 116		$130 - 150	$130 - 150
2013 asset sales initially targeted for 4Q12 closing	43	34	(2)	77	77
2013 asset sales initially projected on December 5, 2012
Non-income-producing	–	175 - 225	(2)	175 - 225	175 - 225
Income-producing	82	0 - 13		82 - 95	75 - 125
Secured construction loan borrowings	17	3 - 13		20 - 30	20 - 30
Unsecured senior notes payable	–	350 - 450		350 - 450	350 - 450
Issuances under “at the market” common stock offering program	–	125 - 175		125 - 175	125 - 175
Total sources of capital	$176	$783 - 1,026		$959 - 1,202	$952 - 1,232

Uses of capital:
Development, redevelopment, and construction (3)	$104	$466 - 516		$570 - 620	$545 - 595
Seller financing of asset sales (4)	39	–		39	39
Acquisitions (5)	–	–		–	–
Secured notes payable repayments	3	34		37	37
Unsecured senior bank term loan repayment	–	125 - 175		125 - 175	125 - 175
Paydown of unsecured senior line of credit	30	158 - 301		188 - 331	206 - 386
Total uses of capital	$176	$783 - 1,026		$959 - 1,202	$952 - 1,232

(1)             See “Key Projection Assumptions” on the previous page.

(2)             See table at bottom of page 3 for further information.

(3)             Total construction spending for 2013 increased approximately $25 million at the mid-point of our guidance since last quarter primarily as a result of our estimated share of capital required for the commencement of two new ground-up development projects during the first quarter of 2013.  Our estimated construction spend for 2013 increased by approximately $13 million as a result of the commencement of our 100% pre-leased development at 269 East Grand Avenue.  The total estimated cost at completion for 75/125 Binney Street has not changed since our estimate as of December 31, 2012; however, the timing of construction and completion of our projected joint venture results in an increase in our estimated share of capital contributions to fund the completion of the project by approximately $10 million.

(4)             Represents a $29.8 million note receivable with an interest rate of 3.25% and a maturity date of January 21, 2015, and a $9.0 million note receivable with an interest rate of 4.00% and a maturity date of March 1, 2019.

(5)             Our guidance has assumed no acquisitions, but we continuously and intensively review a pipeline of opportunistic acquisitions in our key core cluster markets that we would expect to fund on a leverage-neutral basis.

The key assumptions behind the sources and uses of capital in the table above are a favorable capital market environment and performance of our core operations in areas such as delivery of current and future development and redevelopment projects, leasing activity, and renewals.  Our expected sources and uses of capital are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking statements” section of Part I, the “Risk Factors” section of Item 1A, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under Item 7, of our annual report on Form 10-K for the year ended December 31, 2012.  We expect to update our forecast of sources and uses of capital on a quarterly basis.

Projected unconsolidated joint venture

Our guidance for the year ended December 31, 2013, assumes a transfer of 50% of our ownership interest in the 75/125 Binney Street project to a new joint venture partner which will be accounted for as a sale of an interest in our investment in the ground-up development, with the resulting entity presented as an unconsolidated joint venture (the “Binney JV”) in our financial statements.  This projected sale of an interest in our investment in the ground-up development is included in our total non-income-producing asset sales target for 2013. We expect the sale proceeds to range from $60 million to $70 million and to exceed our share of the remaining investment of $44 million through the completion of the project.   We also anticipate the unconsolidated Binney JV to obtain a secured construction loan to fund 60% to 70% of the total project costs.

The following assumptions are included in our guidance for funding the cost to complete the 75/125 Binney Street project (in millions).

	Cost to Complete (1)
	Nine Months Ended December 31, 2013	Thereafter	Total
75/125 Binney Street project – remaining cost to complete	$91	$163	$254

Projected unconsolidated joint venture funding:
Binney JV partner capital/Binney JV construction loan	(47)	(163)	(210)
ARE investment in Binney JV project	$44	$–	$44	(2)

(1)             Represent the mid points of our guidance assumptions related to estimated funding amounts provided by joint venture partner capital, joint venture construction loan, and Alexandria.

(2)             Represents our share of incremental investment into the Binney JV and is included in our guidance for 2013 development, redevelopment, and construction spending in a range from $570 million to $620 million. Binney JV partner capital and secured construction loan funding for 75/125 Binney Street related to our projected unconsolidated joint venture have been excluded from our construction spend forecast for 2013.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	4

ALEXANDRIA REAL ESTATE EQUITIES, INC.

All Active Development Projects in North America
March 31, 2013

(Dollars in thousands, except per square foot amounts)

(Unaudited)

	Project RSF (1)		Leased Status RSF (1)
									% Leased/
Property/Market – Submarket	CIP	Total	Leased	Negotiating		Marketing		Total	Negotiating	Client Tenants
All active development projects in North America
Consolidated development projects in North America
225 Binney Street/Greater Boston – Cambridge	305,212	305,212	305,212	–		–		305,212	100%	Biogen Idec Inc.
499 Illinois Street/San Francisco Bay Area – Mission Bay	222,780	222,780	–	162,549		60,231		222,780	73%	TBA
269 East Grand Avenue/San Francisco Bay Area – South San Francisco	107,250	107,250	107,250	–		–		107,250	100%	Onyx Pharmaceuticals, Inc.
430 East 29th Street/Greater NYC – Manhattan	419,806	419,806	60,816	152,488	(2)	206,502		419,806	51%	Roche/TBA

Projected unconsolidated joint venture
75/125 Binney Street/Greater Boston – Cambridge	386,275	386,275	244,123	–		142,152	(3)	386,275	63%	ARIAD Pharmaceuticals, Inc.

Consolidated development projects in North America	1,441,323	1,441,323	717,401	315,037		408,885		1,441,323	72%

Unconsolidated joint venture
360 Longwood Avenue/Greater Boston – Longwood	413,536	413,536	154,100	–		259,436		413,536	37%	Dana-Farber Cancer Institute, Inc.

Total/weighted average	1,854,859	1,854,859	871,501	315,037		668,321		1,854,859	64%

	Investment (1)
				Projected		Cost	Initial Stabilized		Project	Initial
		Cost To Complete		Sale	Total at	Per	Yield (1)		Start	Occupancy	Stabilization
Property/Market – Submarket	CIP	2013	Thereafter	of Interest	Completion	RSF	Cash	GAAP	Date (1)	Date (1)	Date (1)
All active development projects in North America
Consolidated development projects in North America
225 Binney Street/Greater Boston – Cambridge	$118,595	$61,678	$–	$–	$180,273	$591	7.5%	8.1%	4Q11	4Q13	4Q13
499 Illinois Street/San Francisco Bay Area – Mission Bay	$116,110	$14,298	$22,801	$–	$153,209	$688	6.4%	7.2%	2Q11	2Q14	2014
269 East Grand Avenue/San Francisco Bay Area – South San Francisco (4)	$8,037	$13,100	$30,163	$–	$51,300	$478	8.1%	9.3%	1Q13	4Q14	2014
430 East 29th Street/Greater NYC – Manhattan	$239,086	$113,879	$110,280	$–	$463,245	$1,103	6.6%	6.5%	4Q12	4Q13	2015

Projected unconsolidated joint venture
75/125 Binney Street/Greater Boston – Cambridge (5)	$97,445	$90,871	$163,123	$–	$351,439	$910	8.0%	8.2%	1Q13	1Q15	2015
JV partner capital/JV construction loan	$–	$(47,025)	$(163,123)	$–	$(210,148)
Projected sale of interest	$–	$–	$–	$(65,000)	$(65,000)
ARE investment in 75/125 Binney Street project	$97,445	$43,846	$–	$(65,000)	$76,291

Consolidated development projects in North America	$579,273	$246,801	$163,244	$(65,000)	$924,318

Unconsolidated joint venture
360 Longwood Avenue/Greater Boston – Longwood	$148,596	$67,744	$133,660	$–	$350,000	$846	8.3%	8.9%	2Q12	4Q14	2016
JV partner capital/JV construction loan	$(123,638)	$(51,761)	$(133,660)	$–	$(309,059)
ARE investment in 360 Longwood Avenue	$24,958	$15,983	$–	$–	$40,941

Total/weighted average	$604,231	$262,784	$163,244	$(65,000)	$965,259

(1)             All project information, including rentable square feet; investment; Initial Stabilized Yields; and project start, occupancy and stabilization dates, relates to the discrete portion of each property undergoing active development or redevelopment.  A redevelopment project does not necessarily represent the entire property or the entire vacant portion of a property.  Our Initial Stabilized Yield on a cash basis reflects cash rents at date of stabilization and does not reflect contractual rent escalations beyond the stabilization date.  Our cash rents related to our value-added projects are expected to increase over time and our average stabilized cash yields are expected, in general, to be greater than our Initial Stabilized Yields.  Our estimates for initial cash and GAAP yields, and total costs at completion, represent our initial estimates at the commencement of the project.  We expect to update this information upon completion of the project, or sooner if there are significant changes to the expected project yields or costs.  As of March 31, 2013, 96% of our leases contained annual rent escalations that were either fixed or based on a consumer price index or another index

(2)             Represents 131,000 rentable square feet subject to an executed letter of intent with the remainder subject to letters of intent or lease negotiations.

(3)             ARIAD Pharmaceuticals, Inc. has potential additional expansion opportunities at 75 Binney Street through June 2014.

(4)             Funding for 70% of the estimated total investment at completion for 269 East Grand Avenue is expected to be provided primarily by a secured construction loan.

(5)             Represent the mid points of our guidance assumptions related to estimated funding amounts provided by joint venture partner capital, joint venture construction loan, and Alexandria.  See page 4 for additional information on our range of guidance for funding on this project.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	5

ALEXANDRIA REAL ESTATE EQUITIES, INC.

All Active Redevelopment Projects in North America
March 31, 2013

(Dollars in thousands, except per square foot amounts)

(Unaudited)

	Project RSF (1)			Leased Status RSF (1)
	In							% Leased/	Former	Use After
Property/Market – Submarket	Service	CIP	Total	Leased	Negotiating	Marketing	Total	Negotiating	Use	Conversion	Client Tenants

All active redevelopment projects in North America
400 Technology Square/ Greater Boston – Cambridge	162,153	49,971	212,124	169,939	–	42,185	212,124	80%	Office	Laboratory	Ragon Institute of MGH, MIT and Harvard; Epizyme, Inc; Warp Drive Bio, LLC; Aramco Services Company, Inc.		.
285 Bear Hill Road/Greater Boston – Route 128	–	26,270	26,270	26,270	–	–	26,270	100%	Office/ Manufacturing	Laboratory	Intelligent Medical Devices, Inc.
343 Oyster Point/ San Francisco Bay Area – South San Francisco	–	53,980	53,980	42,445	–	11,535	53,980	79%	Office	Laboratory	Calithera BioSciences, Inc.; CytomX Therapeutics, Inc.
4757 Nexus Center Drive/ San Diego – University Town Center	–	68,423	68,423	68,423	–	–	68,423	100%	Manufacturing/ Warehouse/ Office/R&D	Laboratory	Genomatica, Inc.
9800 Medical Center Drive/ Suburban Washington, D.C. – Rockville	8,001	67,055	75,056	75,056	–	–	75,056	100%	Office/Laboratory	Laboratory	National Institutes of Health
1551 Eastlake Avenue/Seattle – Lake Union	77,821	39,661	117,482	77,821	–	39,661	117,482	66%	Office	Laboratory	Puget Sound Blood Center and Program
1616 Eastlake Avenue/Seattle – Lake Union	40,756	26,020	66,776	40,756	–	26,020	66,776	61%	Office	Laboratory	Infectious Disease Research Institute
Total/weighted average	288,731	331,380	620,111	500,710	–	119,401	620,111	81%

	Investment (1)							Initial Stabilized		Project	Initial
	March 31, 2013		To Complete			Total at	Cost Per	Yield (1)		Start	Occupancy	Stabilization
Property/Market – Submarket	In Service	CIP	2013	Thereafter		Completion	RSF	Cash	GAAP	Date (1)	Date (1)	Date (1)

All active redevelopment projects in North America
400 Technology Square/ Greater Boston – Cambridge	$99,980	$32,212	$9,176	$3,320		$144,688	$682	8.1%	8.9%	4Q11	4Q12	4Q13
285 Bear Hill Road/Greater Boston – Route 128	$–	$4,654	$4,542	$–		$9,196	$350	8.4%	8.8%	4Q11	3Q13	2013
343 Oyster Point/ San Francisco Bay Area – South San Francisco	$–	$10,912	$5,560	$867		$17,339	$321	9.6%	9.8%	1Q12	3Q13	2014
4757 Nexus Center Drive/ San Diego – University Town Center	$–	$5,879	$23,747	$5,203		$34,829	$509	7.6%	7.8%	4Q12	4Q13	4Q13 (2)
9800 Medical Center Drive/ Suburban Washington, D.C. – Rockville	$7,454	$61,251	$11,999	$–		$80,704	(3)	5.4%	5.4%	3Q09	1Q13	2013
1551 Eastlake Avenue/Seattle – Lake Union	$40,711	$16,841	$6,458	$–		$64,010	$545	6.7%	6.7%	4Q11	4Q11	4Q13
1616 Eastlake Avenue/Seattle – Lake Union	$22,589	$9,721	$853	$4,653		$37,816	$566	8.4%	8.6%	4Q12	2Q13	2014
Total/weighted average	$170,734	$141,470	$62,335	$14,043		$388,582

(1)             All project information, including rentable square feet; investment; Initial Stabilized Yields; and project start, occupancy and stabilization dates, relates to the discrete portion of each property undergoing active development or redevelopment.  A redevelopment project does not necessarily represent the entire property or the entire vacant portion of a property.  Our Initial Stabilized Yield on a cash basis reflects cash rents at date of stabilization and does not reflect contractual rent escalations beyond the stabilization date.  Our cash rents related to our value-added projects are expected to increase over time and our average stabilized cash yields are expected, in general, to be greater than our Initial Stabilized Yields.  Our estimates for initial cash and GAAP yields, and total costs at completion, represent our initial estimates at the commencement of the project.  We expect to update this information upon completion of the project, or sooner if there are significant changes to the expected project yields or costs.  As of March 31, 2013, 96% of our leases contained annual rent escalations that were either fixed or based on a consumer price index or another index.

(2)             We expect to deliver 54,102 rentable square feet, or 79% of the total project, to Genomatica, Inc. in the fourth quarter of 2013.  Genomatica, Inc. is contractually required to lease the remaining 14,411 rentable square feet 18 to 24 months following the delivery of the initial 54,102 rentable square foot space.

(3)             Our multi-tenant four building property at 9800 Medical Center Drive contains an aggregate of 281,586 rentable square feet.  Our total cash investment in the entire four building property upon completion of the redevelopment will approximate $580 per square foot.   Our total expected cash investment for the four building property of approximately $580 per square foot includes our expected total investment at completion related to the 75,056 rentable square foot redevelopment of approximately $1,075 per square foot.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	6

ALEXANDRIA REAL ESTATE EQUITIES, INC.

First Quarter Ended March 31, 2013, Financial and Operating Results

EARNINGS CALL INFORMATION

We will host a conference call on Tuesday, April 30, 2013, at 3:00 p.m. Eastern Time (“ET”)/12:00 p.m. noon Pacific Time (“PT”) that is open to the general public to discuss our financial and operating results for the three months ended March 31, 2013.  To participate in this conference call, dial (888) 245-0988 or (913) 312-1513 and confirmation code 3766517, shortly before 3:00 p.m. ET/12:00 p.m. noon PT.  The audio web cast can be accessed at: www.are.com, in the “For Investors” section.  A replay of the call will be available for a limited time from 5:30 p.m. ET/2:30 p.m. PT on Tuesday, April 30, 2013.  The replay number is (888) 203-1112 or (719) 457-0820 and the confirmation code is 3766517.

Additionally, a copy of this Earnings Press Release and Supplemental Information for the first quarter ended March 31, 2013, is available in the “For Investors” section of our website at www.are.com.

About the Company

Alexandria Real Estate Equities, Inc. (NYSE: ARE), a self-administered and self-managed investment-grade REIT, is the largest and leading REIT focused principally on owning, operating, developing, redeveloping, and acquiring high-quality, sustainable real estate for the broad and diverse life science industry.  Founded in 1994, Alexandria was the first REIT to identify and pursue the laboratory niche and has since had the first-mover advantage in the core life science cluster locations including Greater Boston, San Francisco Bay Area, San Diego, New York City, Seattle, Suburban Washington, D.C., and Research Triangle Park.  Alexandria’s high-credit client tenants span the life science industry, including renowned academic and medical institutions, multinational pharmaceutical companies, public and private biotechnology entities, United States government research agencies, medical device companies, industrial biotech companies, venture capital firms, and life science product and service companies.  As the recognized real estate partner of the life science industry, Alexandria has a superior track record in driving client tenant productivity, collaboration, and innovation through its best-in-class laboratory and office space adjacent to leading academic medical research centers, unparalleled life science real estate expertise and services, and longstanding and expansive network in the life science community.  We believe these advantages result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.  For additional information on Alexandria Real Estate Equities, Inc., please visit www.are.com.

***********

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our 2013 earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, 2013 FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, and NOI for the year ended December 31, 2013, and our projected sources and uses of capital in 2013.  These forward-looking statements are based on our current expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events.  These statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, our failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by client tenants, general and local economic conditions, and other risks and uncertainties detailed in our filings with the SEC.  Accordingly, you are cautioned not to place undue reliance on such forward-looking statements.  All forward-looking statements are made as of the date of this press release, and we assume no obligation to update this information and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Revenues:
Rental	$111,776	$112,048	$106,216	$104,329	$101,201
Tenant recoveries	35,611	35,721	34,006	31,881	31,882
Other income	2,993	3,785	2,628	9,383	2,628
Total revenues	150,380	151,554	142,850	145,593	135,711

Expenses:
Rental operations	45,224	46,176	44,203	42,102	40,453
General and administrative	11,648	12,635	12,470	12,298	10,357
Interest	18,020	17,941	17,092	17,922	16,226
Depreciation and amortization	46,065	47,515	46,584	50,741	41,786
Impairment of land parcel	–	2,050	–	–	–
Loss on early extinguishment of debt	–	–	–	1,602	623
Total expenses	120,957	126,317	120,349	124,665	109,445

Income from continuing operations	29,423	25,237	22,501	20,928	26,266

Income (loss) from discontinued operations
Income from discontinued operations before impairment of real estate	814	5,171	5,603	4,713	4,645
Impairment of real estate	–	(1,601)	(9,799)	–	–
Income (loss) from discontinued operations, net	814	3,570	(4,196)	4,713	4,645

Gain on sale of land parcel	–	–	–	–	1,864
Net income	30,237	28,807	18,305	25,641	32,775

Net income attributable to noncontrolling interests	982	1,012	828	851	711
Dividends on preferred stock	6,471	6,471	6,471	6,903	7,483
Preferred stock redemption charge	–	–	–	–	5,978
Net income attributable to unvested restricted stock awards	342	324	360	271	235
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$22,442	$21,000	$10,646	$17,616	$18,368

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic and diluted:
Continuing operations	$0.35	$0.27	$0.24	$0.21	$0.22
Discontinued operations, net	0.01	0.06	(0.07)	0.08	0.08
Earnings per share – basic and diluted	$0.36	$0.33	$0.17	$0.29	$0.30

Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	63,161,319	63,091,781	62,364,210	61,663,367	61,507,807
Dilutive effect of stock options	–	–	–	173	1,160
Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	63,161,319	63,091,781	62,364,210	61,663,540	61,508,967

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	8

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Assets
Investments in real estate, net	$6,375,182	$6,424,578	$6,300,027	$6,208,354	$6,113,252
Cash and cash equivalents	87,001	140,971	94,904	80,937	77,361
Restricted cash	30,008	39,947	44,863	41,897	39,803
Tenant receivables	9,261	8,449	10,124	6,143	8,836
Deferred rent	170,100	170,396	160,914	155,295	150,515
Deferred leasing and financing costs, net	159,872	160,048	152,021	151,355	143,754
Investments	123,543	115,048	107,808	104,454	98,152
Other assets	135,952	90,679	94,356	93,304	86,418
Total assets	$7,090,919	$7,150,116	$6,965,017	$6,841,739	$6,718,091

Liabilities, Noncontrolling Interests, and Equity
Secured notes payable	$730,714	$716,144	$719,350	$719,977	$721,715
Unsecured senior notes payable	549,816	549,805	549,794	549,783	550,772
Unsecured senior line of credit	554,000	566,000	413,000	379,000	167,000
Unsecured senior bank term loans	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000
Accounts payable, accrued expenses, and tenant security deposits	367,153	423,708	376,785	348,037	323,002
Dividends payable	43,955	41,401	39,468	38,357	36,962
Preferred stock redemption liability	–	–	–	–	129,638
Total liabilities	3,595,638	3,647,058	3,448,397	3,385,154	3,279,089

Commitments and contingencies

Redeemable noncontrolling interests	14,534	14,564	15,610	15,817	15,819

Alexandria Real Estate Equities, Inc.’s stockholders’ equity:
Series D Convertible Preferred Stock	250,000	250,000	250,000	250,000	250,000
Series E Preferred Stock	130,000	130,000	130,000	130,000	130,000
Common stock	633	632	632	622	616
Additional paid-in capital	3,075,860	3,086,052	3,094,987	3,053,269	3,022,242
Accumulated other comprehensive loss	(22,890)	(24,833)	(19,729)	(37,370)	(23,088)
Alexandria Real Estate Equities, Inc.’s stockholders’ equity	3,433,603	3,441,851	3,455,890	3,396,521	3,379,770
Noncontrolling interests	47,144	46,643	45,120	44,247	43,413
Total equity	3,480,747	3,488,494	3,501,010	3,440,768	3,423,183
Total liabilities, noncontrolling interests, and equity	$7,090,919	$7,150,116	$6,965,017	$6,841,739	$6,718,091

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Funds From Operations and Adjusted Funds From Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

The following table presents a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic, the most directly comparable financial measure presented in accordance with GAAP, to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, and AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the periods below:

	Three Months Ended
	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	$22,442	$21,000	$10,646	$17,616	$18,368
Depreciation and amortization	46,995	48,072	48,173	52,355	43,405
Loss (gain) on sale of real estate	340	–	(1,562)	(2)	–
Impairment of real estate	–	1,601	9,799	–	–
Gain on sale of land parcel	–	–	–	–	(1,864)
Amount attributable to noncontrolling interests/unvested stock awards:
Net income	1,324	1,336	1,188	1,122	946
FFO	(1,064)	(1,109)	(1,148)	(1,133)	(1,156)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	70,037	70,900	67,096	69,958	59,699
Assumed conversion of 8.00% Unsecured Senior Convertible Notes	5	5	5	6	5
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	70,042	70,905	67,101	69,964	59,704
Realized gain on equity investment primarily related to one non-tenant life science entity	–	–	–	(5,811)	–
Impairment of land parcel	–	2,050	–	–	–
Loss on early extinguishment of debt	–	–	–	1,602	623
Preferred stock redemption charge	–	–	–	–	5,978
Allocation to unvested restricted stock awards	–	(19)	–	35	(53)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	70,042	72,936	67,101	65,790	66,252

Non-revenue-enhancing capital expenditures:
Building improvements	(596)	(329)	(935)	(594)	(210)
Tenant improvements and leasing commissions	(882)	(3,170)	(1,844)	(2,148)	(2,019)
Straight-line rent	(6,198)	(9,240)	(5,225)	(5,195)	(8,796)
Straight-line rent on ground leases	538	471	201	1,207	1,406
Capitalized income from development projects	22	45	50	72	478
Amortization of acquired above and below market leases	(830)	(844)	(778)	(778)	(800)
Amortization of loan fees	2,386	2,505	2,470	2,214	2,643
Amortization of debt premiums/discounts	115	110	112	110	179
Stock compensation	3,349	3,748	3,845	3,274	3,293
Allocation to unvested restricted stock awards	19	63	19	15	31
AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$67,965	$66,295	$65,016	$63,967	$62,457

The following table presents a reconciliation of net income per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic, to FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, and AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the periods below.  For the computation of the weighted average shares used to compute the per share information, refer to the “Definitions and Other Information” section in our supplemental information:

	Three Months Ended
	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Net income per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	$0.36	$0.33	$0.17	$0.29	$0.30
Depreciation and amortization	0.74	0.76	0.78	0.84	0.70
Loss (gain) on sale of real estate	0.01	–	(0.03)	–	–
Impairment of real estate	–	0.03	0.16	–	–
Gain on sale of land parcel	–	–	–	–	(0.03)
Amount attributable to noncontrolling interests/unvested stock awards:
Net income	0.02	0.02	0.02	0.02	0.02
FFO	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	1.11	1.12	1.08	1.13	0.97
Assumed conversion of 8.00% Unsecured Senior Convertible Notes	–	–	–	–	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	1.11	1.12	1.08	1.13	0.97
Realized gain on equity investment primarily related to one non-tenant life science entity	–	–	–	(0.09)	–
Impairment of land parcel	–	0.04	–	–	–
Loss on early extinguishment of debt	–	–	–	0.03	0.01
Preferred stock redemption charge	–	–	–	–	0.10
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	1.11	1.16	1.08	1.07	1.08

Non-revenue-enhancing capital expenditures:
Building improvements	(0.01)	(0.01)	(0.01)	(0.01)	–
Tenant improvements and leasing commissions	(0.01)	(0.05)	(0.03)	(0.03)	(0.03)
Straight-line rent	(0.10)	(0.15)	(0.08)	(0.08)	(0.14)
Straight-line rent on ground leases	0.01	0.01	–	0.02	0.02
Capitalized income from development projects	–	–	–	–	0.01
Amortization of acquired above and below market leases	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Amortization of loan fees	0.04	0.04	0.03	0.03	0.04
Amortization of debt premiums/discounts	–	–	–	–	–
Stock compensation	0.05	0.06	0.06	0.05	0.05
AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.08	$1.05	$1.04	$1.04	$1.02

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Non-GAAP Measures

(Unaudited)

Funds from operations and funds from operations, as adjusted

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) established the measurement tool of FFO.  Since its introduction, FFO has become a widely used non-GAAP financial measure among equity REITs.  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  Moreover, we believe that FFO, as adjusted, is also helpful because it allows investors to compare our performance to the performance of other real estate companies between periods, and on a consistent basis, without having to account for differences caused by investment and disposition decisions, financing decisions, terms of securities, capital structures, and capital market transactions.  We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper and related implementation guidance (“NAREIT White Paper”).  The NAREIT White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable real estate and land parcels and impairments of depreciable real estate (excluding land parcels), plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Impairments of real estate relate to decreases in the estimated fair value of real estate due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.  Impairments of real estate represent the non-cash write-down of assets when fair value over the recoverability period is less than the carrying value.  We compute FFO, as adjusted, as FFO calculated in accordance with the NAREIT White Paper, plus losses on early extinguishment of debt, preferred stock redemption charges, and impairments of land parcels, less realized gain on equity investment primarily related to one non-tenant life science entity, and the amount of such items that is allocable to our unvested restricted stock awards.  Our calculations of both FFO and FFO, as adjusted, may differ from those methodologies utilized by other equity REITs for similar performance measurements, and, accordingly, may not be comparable to those of other equity REITs.  Neither FFO nor FFO, as adjusted, should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor are they indicative of the availability of funds for our cash needs, including funds available to make distributions.

Adjusted funds from operations

AFFO is a non-GAAP financial measure that we use as a supplemental measure of our performance.  We compute AFFO by adding to or deducting from FFO, as adjusted: (1) non-revenue-enhancing capital expenditures, tenant improvements, and leasing commissions (excludes development and redevelopment expenditures); (2) effects of straight-line rent and straight-line rent on ground leases; (3) capitalized income from development projects; (4) amortization of acquired above and below market leases, loan fees, and debt premiums/discounts; (5) non-cash compensation expense; and (6) allocation of AFFO attributable to unvested restricted stock awards.

We believe that AFFO is a useful supplemental performance measure because it further adjusts to: (1) deduct certain expenditures that, although capitalized and classified in depreciation expense, do not enhance the revenue or cash flows of our properties; (2) eliminate the effect of straight-lining our rental income and capitalizing income from development projects in order to reflect the actual amount of contractual rents due in the period presented; and (3) eliminate the effect of non-cash items that are not indicative of our core operations and do not actually reduce the amount of cash generated by our operations.  We believe that eliminating the effect of non-cash charges related to share-based compensation facilitates a comparison of our operations across periods and among other equity REITs without the variances caused by different valuation methodologies, the volatility of the expense (which depends on market forces outside our control), and the assumptions and the variety of award types that a company can use.  We believe that AFFO provides useful information by excluding certain items that are not representative of our core operating results because such items are dependent upon historical costs or subject to judgmental valuation inputs and the timing of our decisions.

AFFO is not intended to represent cash flow for the period, and is intended only to provide an additional measure of performance.  We believe that net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is the most directly comparable GAAP financial measure to AFFO.  We believe that AFFO is a widely recognized measure of the operations of equity REITs, and presenting AFFO will enable investors to assess our performance in comparison to other equity REITs.  However, other equity REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to AFFO calculated by other equity REITs.  AFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

NOI

NOI is a non-GAAP financial measure equal to income from continuing operations, the most directly comparable GAAP financial measure, plus loss (gain) on early extinguishment of debt, impairment of land parcel, depreciation and amortization, interest expense, and general and administrative expense.  We believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects primarily those income and expense items that are incurred at the property level.  Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets.  NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent adjustments required by GAAP.  We believe that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.

Further, we believe NOI is useful to investors as a performance measure, because when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.  NOI excludes certain components from income from continuing operations in order to provide results that are more closely related to the results of operations of our properties.  For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level rather than at the property level.  In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level.  Real estate impairments have been excluded in deriving NOI because we do not consider impairment losses to be property level operating expenses.  Real estate impairment losses relate to changes in the values of our assets and do not reflect the current operating performance with respect to related revenues or expenses.  Our real estate impairments represent the write down in the value of the assets to the estimated fair value less cost to sell.  These impairments result from investing decisions and the deterioration in market conditions that adversely impact underlying real estate values.  Our calculation of NOI also excludes charges incurred from changes in certain financing decisions, such as losses on early extinguishment of debt, as these charges often relate to the timing of corporate strategy.  Property operating expenses that are included in determining NOI consist of costs that are related to our operating properties, such as utilities, repairs and maintenance, rental expense related to ground leases, contracted services, such as janitorial, engineering, and landscaping, property taxes and insurance, and property level salaries.  General and administrative expenses consist primarily of accounting and corporate compensation, corporate insurance, professional fees, office rent, and office supplies that are incurred as part of corporate office management.  NOI presented by us may not be comparable to NOI reported by other equity REITs that define NOI differently.  We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with income from continuing operations as presented in our condensed consolidated statements of income.  NOI should not be considered as an alternative to income from continuing operations as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions.  The following table presents a reconciliation of NOI from continuing operations to income from continuing operations, and a reconciliation of NOI from discontinued operations to income from discontinued operations, net:

	Three Months Ended
Continuing operations	March 31, 2013	March 31, 2012
Total revenues	$150,380	$135,711
Rental operations	45,224	40,453
Net operating income	105,156	95,258
Operating margins	70%	70%
General and administrative	11,648	10,357
Interest	18,020	16,226
Depreciation and amortization	46,065	41,786
Loss on early extinguishment of debt	–	623
Income from continuing operations	$29,423	$26,266

Discontinued operations
Total revenues	$3,496	$9,308
Rental operations	1,412	3,043
Net operating income (1)	2,084	6,265
Operating margins	60%	67%
Interest	–	1
Depreciation and amortization	930	1,619
Loss on sale of real estate	340	–
Income from discontinued operations, net	$814	$4,645

(1)             Net operating income from discontinued operations for the three months ended March 31, 2013, is comprised of $0.2 million for the three assets classified as “held for sale” as of March 31, 2013, and $1.9 million for the 6 assets sold during the three months ended March 31, 2013.  Net operating income from discontinued operations for the three months ended March 31, 2012, is comprised of $0.3 million for the three assets classified as “held for sale” as of March 31, 2013, and $6.0 million for the 12 assets sold since January 1, 2012.

Unlevered IRR

We believe Unlevered IRR is a useful supplemental performance measure used by investors to evaluate the performance of a specific real estate investment.  Unlevered IRR is the annualized implied discount rate calculated from the cash flows of a real estate asset over the holding period for such asset.  Unlevered IRR represents the return that equates the present value of all capital invested in a real estate asset to the present value of all cash flows generated by that real estate asset, or the discount rate that provides a net present value of all cash flows related to a real estate asset to zero. Unlevered IRR is calculated based upon the actual timing of cash flows, including among others i) the initial cash purchase price; ii) cash NOI (GAAP NOI excluding the impact of straight-line rents); iii) capital expenditures; iv) leasing costs, and v) the net sales proceeds of each respective real estate asset.  Losses incurred upon sale or non-cash impairment charges recognized during our ownership period are reflected in the unlevered IRR through the net sales proceeds of each real estate asset.  The calculation of Unlevered IRR does not include general and administrative costs of the Company or interest expense related to the Company’s financing costs, because they are not directly related or attributable to the operations of the real estate asset.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	12